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                                                                     Exhibit 2.5

                               AMENDMENT AGREEMENT

     This AMENDMENT AGREEMENT (this "Amendment Agreement") is made on this the 21 day of August, 2003:

                                  BY AND AMONG

Swarna Murthy, a Indian national residing at 2086, Boxwood Bay, Fremont, California 94539, USA in her capacity as custodian (the "Trustee") for Mukul Murthy and Nirav Murthy;

Phaneesh Murthy, a national of the United States of America aged 39 years residing at 33245, Lark Way, Fremont California 94555, USA ("PM");

Amit Sethi, an Indian national aged 41 years residing at 34276, North Wind Terrace, Fremont California 94555, USA ("AS");

Kanth Miriyala, an Indian national aged 38 years residing at 499 Quail Drive, Naperville, IL 60565, USA ("KM");

Quintant Services Limited, a company incorporated under the [Indian] Companies Act, 1956, as amended, with its registered office at 93/A, 4th B Cross, 5th Block, Industrial Area, Koramangala, Bangalore 560 095, Karnataka, India (the "Company"); and

iGATE Corporation, a Pennsylvania corporation with its principal place of business at 1000 Commerce Drive, Suite 200, Pittsburgh, PA 15275, USA ("iGATE").

                                    RECITALS

A. WHEREAS, the Trustee, PM, AS, KM, the Company and iGATE have entered into a Share Purchase Agreement dated July 30, 2003 (the "Share Purchase Agreement") pursuant to which the Trustee, AS and KM have agreed to sell to iGATE an aggregate of Thirty One Thousand Six Hundred Sixty Six (31,666) American Depository Receipts of the Company, upon the terms and subject to the fulfillment of the conditions contained in the Share Purchase Agreement.

B. WHEREAS, the parties to the Share Purchase Agreement desire to amend the Share Purchase Agreement in the manner set forth in this Amendment Agreement.

         NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties to this Amendment Agreement hereby agree as follows:

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                                    AGREEMENT

     1. The definition of the term "Shareholders Agreement" contained in Section
1.1 of the Share Purchase Agreement shall be amended and restated in its entirety to read as follows:

     ""Shareholders Agreement" means the shareholders agreement dated January 24, 2003 by and among AS, KM, PM, TGR, the Non-Continuing Founders, GMR, PM Ventures and the Company, and the amendment agreement dated January 24, 2003 among the same parties;"

     2. Section 2.3 of the Share Purchase Agreement shall be amended and restated in its entirety to read as follows:

     "Notwithstanding anything contained in Section 2.1 and Section 2.2, in the event a Continuing Founder ceases to be employed by the Purchaser or any of its direct or indirect subsidiaries prior to the Closing, at the Closing and on the Closing Date:

     (a) The Purchaser shall acquire from the Corresponding Selling Shareholder the ADRs held by such Selling Shareholder, free and clear of any Encumbrances, for a consideration equal to the number of iGATE Shares in respect of which the Forfeiture Restrictions have lapsed in accordance with
     Section 2.2 prior to such event; and

     (b) The provisions of Section 3.2(a) and Section 3.2(b) shall be construed accordingly."

     3. The first paragraph of Section 6.1(a) of the Share Purchase Agreement shall be amended and restated in its entirety to read as follows:

     "(a) During the period from the date of this Agreement until the earlier of the termination of this Agreement or the GMR Closing Date, the Selling Shareholders shall conduct the Company Business and operate the Company Assets in the ordinary course (including, without limitation, using its commercially reasonable efforts to preserve those beneficial relationships with distributors, agents, suppliers and customers of the Company Business, the loss of which could reasonably be expected to have a Material Adverse Effect). Without limiting the generality of the foregoing and during the period from the date of this Agreement until the earlier of the termination of this Agreement and the GMR Closing Date, except with the prior written approval of the Purchaser or if required by applicable Law, the Selling Shareholders shall not and shall cause the Company not to:"

     4. Section 6.1(b)(xi) of the Share Purchase Agreement shall be deleted in its entirety.

     5. Section 6.10(b) of the Share Purchase Agreement shall be amended and restated in its entirety to read as follows:

     "If any Selling Shareholder desires to Transfer all or any of the Shares then owned by him and not placed in escrow pursuant to the Escrow Agreement to, and receives a bona fide offer to Transfer such Shares from, any Person

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     (in either such case, an "Offer") and such Selling Shareholder
     (hereinafter, a "Transferring Shareholder") desires to Transfer such Shares to such Person in accordance with such Offer, the Transferring Shareholder shall, prior to the completion of any such Transfer, give written notice to the Purchaser offering such Shares to the Purchaser, specifying the Offer and the price to be paid for such Shares pursuant to such Offer (which price shall be a stated amount payable solely in cash at the time of such Transfer), the name and address of such Person, any agreements or documents executed and delivered relating to the Offer and any additional information reasonably required by the Purchaser. The Purchaser shall have, for a period of sixty (60) calendar days after receipt of any such notice (an "Option Period"), an irrevocable option to purchase all the Shares offered to such Person at the price specified in such notice. In the event the Purchaser desires to exercise any such option, the provisions of this
     Section 6.10(d) shall apply for the Transfer of the Shares."

     6. Section 7.1 shall be amended to include the following sub-clause (k):

          "(k) Assignment of Rights under the Registration Rights Agreement. Inder Singh and Luke Helms shall have duly assigned their respective rights under the Registration Rights Agreement entered into among the Company, Trustee, AS, KM, Luke Helms and Inder Singh dated January 27, 2003 to the Purchaser."

     7. Section 8.2(b)(i)(A) of the Share Purchase Agreement shall be amended and restated in its entirety as follows:

          "(A) the Selling Shareholders to deliver to the Purchaser title to the Sale ADRs, free and clear of all Encumbrances in accordance with the terms of this Agreement; or"

     8. Section 9.1 of the Share Purchase Agreement shall be amended and restated in its entirety to read as follows:

          "(a) From and after the Closing, subject to the further provisions of this Article IX, the Selling Shareholders shall, severally and not jointly, on a pro rata basis in respect of their relative shareholding in the Company (including both the vested and the unvested parts thereof) indemnify, defend and hold the Purchaser, its Affiliates, and their respective directors, officers, representatives, employees, agents, successors and permitted assigns, harmless from and against any and all Damages incurred by any of them as a result of, arising from, or in connection with, or relating to (i) any matter inconsistent with, or any breach of, the representations and/or warranties made by the Company or any of the Selling Shareholders in any Transaction Document; and/or (ii) the failure of performance (in whole or in part) by the Company or any of the Selling Shareholders of any of their covenants, obligations or agreements contained in any Transaction Document.

          (b) Notwithstanding anything contained in Section 9.1(a), the maximum aggregate liability of the Selling Shareholders under Section 9.1(a) shall not exceed United States Dollars Three Million (US$3,000,000), such liability to be apportioned among the Selling Shareholders severally and not jointly, on a pro rata basis in respect

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     of their relative shareholding in the Company (including both the vested and the unvested parts thereof)."

     9. This Amendment Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

     10. This Amendment Agreement may not be modified or waived except in writing executed by all parties to this Agreement.

     11. This Amendment Agreement shall be governed by the laws of the Republic of India.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed on the day and year first hereinabove written.


                                        ----------------------------------------
                                        SWARNA MURTHY
                                        (As custodian for Mukul Murthy and Nirav
                                        Murthy)


                                        ----------------------------------------
                                        PHANEESH MURTY


                                        ----------------------------------------
                                        AMIT SETHI


                                        ----------------------------------------
                                        KANTH MIRIYALA


                                        QUINTANT SERVICES LIMITED


                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                  ------------------------------


                                        IGATE CORPORATION


                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                  ------------------------------